Exhibit 23.5

October 31, 2007

Ms. Dina Liu

Chief Financial Officer

VisionChina Media Inc.

1/F Block No. 7 Champs Elysees

Nongyuan Road, Futian District, Shenzhen

518040, P.R.C.

Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED

Dear Ms. Liu:

We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of VisionChina Media Inc., and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Registration Statement on Form F-1 of VisionChina Media Inc. and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act.

Yours faithfully,

/s/ AMERICAN APPRAISAL CHINA LIMITED
AMERICAN APPRAISAL CHINA LIMITED